Exhibit 99.5

STOCK ORDER FORM SEND OVERNIGHT PACKAGES TO: Stock Information Center c/o Keefe, Bruyette & Woods 18 Columbia Turnpike Florham Park, NJ 07932 Call us toll-free, at 1- For Internal Use Only BATCH # ORDER # CATEGORY # REC’D O C full payment, must be received (not postmarked) before 2:00 p.m., Eastern Time, on ORDER DEADLINE & DELIVERY: A Stock Order Form, properly completed and with, 2014. Subscription rights will become void after the deadline. Stock Order Forms can be delivered by using the enclosed Stock Order Reply Envelope, by overnight delivery to the Stock Information Center address on this form, or by hand-delivery to Pathfinder Bank’s main office located at 214 West First Street, Oswego, New York. Hand-delivered Stock Order Forms will only be accepted at this location. You may not deliver this form to our other banking offices. Do not mail Stock Order Forms to Pathfinder Bank. Faxes or copies of this form are not required to be accepted. PLEASE PRINT CLEARLY AND COMPLETE ALL APPLICABLE SHADED AREAS. READ THE ENCLOSED STOCK ORDER FORM INSTRUCTIONS (BLUE SHEET) AS YOU COMPLETE THIS FORM. SUBSCRIPTION (4) METHOD OF PAYMENT – DEPOSIT ACCOUNT WITHDRAWAL PRICE PER SHARE The undersigned authorizes withdrawal from the Pathfinder Bank deposit account(s) listed (1) NUMBER OF SHARES (2) TOTAL PAYMENT DUE below. There will be no early withdrawal penalty applicable for funds authorized on this form. Funds designated for withdrawal must be in the listed account(s) at the time this form is X $10.00 = $.00 check-writing privileges may NOT received. IRA and other retirement accounts held at Pathfinder Bank and accounts with be listed for direct withdrawal below. Stock Order Form Instructions for more information regarding maximum number of shares. Minimum Number of Shares: 25 ($250). Maximum Number of Shares: 25,000 ($250,000). See For Internal Use Only Pathfinder Bank Withdrawal Deposit Account Number Amount(s) (3) METHOD OF PAYMENT – CHECK OR MONEY ORDER $.00 Enclosed is Pathfinder Bancorp, Inc. personal check, bank check or money order made $.00 payable to in the amount of: $.00 Cash, wire transfers and third party checks will not be accepted for this purchase. Checks and Total Withdrawal Amount $.00 money orders will be cashed upon receipt. Pathfinder Bank line of credit checks may not be remitted as payment. (5) PURCHASER INFORMATION ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED. ACCOUNT INFORMATION – SUBSCRIPTION OFFERING Subscription Offering. Check the one box that applies, as of the earliest eligibility date, to the If you checked box (a), (b) or (c) under “Subscription Offering,” please purchaser(s) listed in Section 9: provide the following information as of the eligibility date under which a. Depositors of Pathfinder Bank with aggregate balances of at least $50 at the close of business purchaser(s) listed in Section 9 below qualify in the Subscription Offering: on March 31, 2013. b. Depositors of Pathfinder Bank with aggregate balances of at least $50 at the close of business Deposit Account Title Pathfinder Bank on June 30, 2014. (Name(s) on Account) Account Number c. Depositors of Pathfinder Bank at the close of business on , 2014. Community Offering. first If (a), (b) or (c) above do not apply to the purchaser(s) listed in Section 9, check the d. box that applies to this order: You are a resident of one of these New York counties: Oswego, Onondaga, Madison, Oneida, Cortland, Lewis, Jefferson, Cayuga and Wayne. e. You were a Pathfinder Bancorp, Inc. public stockholder as of , 2014. f. You are placing an order in the Community Offering, but (d) and (e) above do not apply. (6) MANAGEMENT Check if you are a Pathfinder Bancorp, MHC, Pathfinder Bancorp, Inc. or NOTE: INCORRECT OR INCOMPLETE INFORMATION, COULD RESULT IN THE NOT LISTING ALL ELIGIBLE ACCOUNTS, OR PROVIDING Pathfinder Bank: LOSS OF ALL OR PART OF ANY SHARE ALLOCATION. ATTACH A Director Officer Employee Immediate family member, as defined in the SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED. (7) MAXIMUM PURCHASER IDENTIFICATION Stock Order Form Instructions Check here if you, individually or together with others (see Section 8), are subscribing in the Subscription Offering for the maximum purchase allowed and are interested in purchasing more (8) ASSOCIATES/ACTING IN CONCERT shares if the maximum purchase limitation(s) is/are increased. If you do not check the box, you will not be contacted and resolicited in the event the maximum purchase limitations are increased. Check here if you, or any associate or persons acting in concert with you, have submitted other orders for shares in the Stock Offering. If you check the box, list below all other orders submitted by you or your associates or by persons acting in concert with you. (continued on reverse side of this form) Name(s) listed in Section 9 on other Stock Order Forms Number of shares ordered Name(s) listed in Section 9 on other Stock Order Forms Number of shares ordered (9) STOCK REGISTRATION The name(s) and address that you provide below will be reflected on your statement of ownership, and will be used for other communications related to this order. Please PRINT clearly and use full first and last name(s), not initials. If purchasing in the Subcription Offering, you may not add the name(s) of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. See Stock Order Form Instructions for further guidance. FOR TRUSTEE/BROKER USE ONLY: Individual Tenants in Common Uniform Transfer to Minors Act (for reporting SSN, use minor’s) Joint Tenants Corporation Partnership Trust - Under Agreement Dated Other IRA (SSN of Beneficial Owner) - - First Name, Middle Initial, Last Name Reporting SSN/Tax ID No. First Name, Middle Initial, Last Name SSN/Tax ID No. Street Daytime Phone # City (Important) State Zip County (Important) Evening Phone # (10) ACKNOWLEDGMENT AND SIGNATURE(S) I understand that, to be effective, this form, properly completed, together with full payment, must be received no later than 2:00 p.m., Eastern Time, on , otherwise this form and all subscription rights will be void. (continued on reverse side of this form) ORDER NOT VALID UNLESS SIGNED ONE SIGNATURE REQUIRED, UNLESS SECTION 4 OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL. IF SIGNING AS A CUSTODIAN, TRUSTEE, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE. Signature (title, if applicable) Date Signature (title, if applicable) Date NNY1401123-002-015

 STOCK ORDER FORM – SIDE 2

(8) ASSOCIATES/ACTING IN CONCERT (continued from front of Stock Order Form)
Associate – The term “associate” of a person means:

(1)	any corporation or organization, other than Pathfinder Bancorp, MHC, Pathfinder-Federal, Pathfinder Bank or a majority-owned subsidiary of Pathfinder Bank of which the person is a senior officer, partner or 10% beneficial stockholder;
(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and
(3)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Pathfinder Bancorp, MHC, Pathfinder-Federal or Pathfinder Bank.

Acting in concert – The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or
(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.
Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the sole discretion to determine whether prospective purchasers are associates or acting in concert. Persons having the same address or exercising subscription rights through qualifying deposits registered at the same address generally will be deemed to be acting in concert, unless we determine otherwise.
Please see the Prospectus section entitled “The Conversion and Offering – Additional Limitations on Common Stock Purchases” for more information on purchase limitations.
(10) ACKNOWLEDGMENT AND SIGNATURE(S) (continued from front of Stock Order Form)
I agree that, after receipt by Pathfinder Bancorp, Inc., this Stock Order Form may not be modified or canceled without Pathfinder Bancorp, Inc.’s consent, and that if withdrawal from a deposit account has been authorized, the authorized amount will not otherwise be available for withdrawal. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing shares solely for my own account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding]. I acknowledge that my order does not conflict with the overall purchase limitation of 50,000 shares in all categories of the offering combined, for any person or entity, together with any associate or group of persons acting in concert, as set forth in the Plan of Conversion and Reorganization and the Prospectus dated August __, 2014.
Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Subscription rights are only exercisable by completing and submitting a Stock Order Form, with full payment for the shares subscribed for. Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities, to the account of another.
I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Federal Reserve Bank of Philadelphia at (215) 574-4155.
I further certify that, before purchasing the shares of the common stock of Pathfinder Bancorp, Inc., I received the Prospectus dated , and I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment, described by Pathfinder Bancorp, Inc. in the “Risk Factors” section, beginning on page . Risks include, but are not limited to the following:

1.	We continue to increase our commercial real estate and commercial loans, and such loans generally carry greater credit risk than loans secured by owner occupied one-to four-family real estate, and these risks will increase as we continue to increase these types of loans.
2.	Changing interest rates may have a negative effect on our results of operations.
3.	We have a high concentration of loans secured by real estate in our market area, which makes our business highly susceptible to downturns in the local economy and could adversely affect our financial condition and results of operations.
4.	Our business may be adversely affected by credit risk associated with residential property.
5.	If our nonperforming assets increase, our earnings will be adversely affected.
6.	If our allowance for loan losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.
7.	Our inability to achieve profitability on new branches may negatively affect our earnings.
8.	We operate in a highly regulated environment and we are subject to supervision, examination and enforcement action by various bank regulatory agencies.
9.	The redemption of the Series B Preferred Stock we issued to the U.S. Treasury in connection with the SBLF may be dilutive to your stock ownership in New Pathfinder.
10.	The dividend rate on our Series B Preferred Stock we issued in connection with the SBLF will increase to 9.0% if we have not redeemed the Series B Preferred Stock by March 1, 2016, which will impact net income available to holders of our common stock and earnings per share of our common stock.
11.	Failure to pay dividends on our Series B Preferred Stock may have negative consequences, including limiting our ability to pay dividends in the future.
12.	We will become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.
13.	New regulations could restrict our ability to originate loans.
14.	A continuation or worsening of economic conditions could adversely affect our financial condition and results of operations.
15.	Pathfinder Bank’s reliance on brokered deposits could adversely affect its liquidity and operating results.
16.	Strong competition within our market areas may limit our growth and profitability.
17.	Our small size makes it more difficult for us to compete.
18.	We depend on our management team to implement our business strategy and execute successful operations.
19.	We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may adversely affect our performance.
20.	Financial reform legislation is expected to increase our costs of operations.
21.	Changes in accounting policies or in accounting standards could materially affect how we report our financial condition and results of operations.
22.	The need to account for certain assets at estimated fair value may adversely affect our results of operations.
23.	Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.
24.	Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.
25.	Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.
26.	The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.
27.	Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.
28.	Our stock-based benefit plans will increase our expenses and reduce our income.
29.	The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.
30.	We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.
31.	Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.
32.	Various factors may make takeover attempts more difficult to achieve.
33.	A significant percentage of our common stock will be held or controlled by our directors and executive officers and benefit plans.
34.	Pathfinder-Federal does not have an active trading market for its common stock and an active trading market for our New Pathfinder’s common stock may not develop.
35.	You may not revoke your decision to purchase New Pathfinder common stock in the subscription or community offerings after you send us your order.
36.	The distribution of subscription rights could have adverse income tax consequences.

By executing this form, the investor is not waiving any rights under federal or state securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

See Front of Stock Order Form

PATHFINDER BANCORP, INC.

STOCK INFORMATION CENTER: 1-(877) ___-____

STOCK ORDER FORM INSTRUCTIONS – SIDE 1

Sections (1) and (2) – Number of Shares and Total Payment Due. Indicate the number of shares that you wish to subscribe for and the Total Payment Due. Calculate the Total Payment Due by multiplying the number of shares by the $10.00 price per share. The minimum purchase is 25 shares ($250). The maximum allowable purchase by a person or entity is 25,000 shares ($250,000). Further, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 50,000 shares ($500,000) in all categories of the offering combined. Current Pathfinder Bancorp, Inc. stockholders are subject to these purchase limitations and an overall ownership limitation. Please see the Prospectus section entitled “The Conversion and Offering – Additional Limitations on Common Stock Purchases” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase limitations.

Section (3) – Method of Payment – Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order made payable directly to Pathfinder Bancorp, Inc. These will be deposited upon receipt. The funds remitted by personal check must be available within the account(s) when your Stock Order Form is received. Indicate the amount remitted. Interest will be calculated at a rate of ___% per annum from the date payment is processed until the offering is completed, at which time the purchaser will be issued a check for interest earned. Please do not remit cash, a Pathfinder Bank line of credit check, wire transfers or third party checks for this purchase.

Section (4) – Method of Payment – Deposit Account Withdrawal. Payment may be made by authorizing a direct withdrawal from your Pathfinder Bank deposit account(s). Indicate the account number(s) and the amount(s) you wish withdrawn. Attach a separate page, if necessary. Funds designated for withdrawal must be available within the account(s) at the time this Stock Order Form is received. Upon receipt of this order, we will place a hold on the amount(s) designated by you – the funds will be unavailable to you for withdrawal thereafter. The funds will continue to earn interest within the account(s) at the account’s contractual rate. The interest will remain in the accounts when the designated withdrawal is made, at the completion of the offering. There will be no early withdrawal penalty for withdrawal from a Pathfinder Bank certificate of deposit (CD) account. Note that you may NOT designate accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Additionally, you may not designate direct withdrawal from a Pathfinder Bank IRA or other retirement accounts. For guidance on using retirement funds, whether held at Pathfinder Bank or elsewhere, please contact the Stock Information Center as soon as possible – preferably at least two weeks before the ____________, 2014 offering deadline. See the Prospectus section entitled “The Conversion and Offering – Procedure for Purchasing Shares – Using Individual Retirement Account Funds.” Your ability to use retirement account funds to purchase shares cannot be guaranteed and depends on various factors, including timing constraints and the institution where those funds are currently held.

Section (5) – Purchaser Information. Please check the one box that applies to the purchaser(s) listed in Section 9 of this form. Purchase priorities in the Subscription Offering are based on eligibility dates. Boxes (a), (b) and (c) refer to the Subscription Offering. If you checked one of these boxes, list all Pathfinder Bank deposit account numbers that the purchaser(s) had ownership in as of the applicable eligibility date. Include all forms of account ownership (e.g. individual, joint, IRA, etc.). If purchasing shares for a minor, list only the minor’s eligible accounts. If purchasing shares for a corporation or partnership, list only that entity’s eligible accounts. Attach a separate page, if necessary. Boxes (d), (e) and (f) refer to the Community Offering. Orders placed in the Subscription Offering will take priority over orders placed in the Community Offering. See the Prospectus section entitled “The Conversion and Offering” for further details about the Subscription and Community Offerings. Failure to complete this section, or providing incorrect or incomplete information, could result in a loss of part or all of your share allocation in the event of an oversubscription.

Section (6) – Management. Check the box if you are a Pathfinder Bank, Pathfinder Bancorp, MHC or Pathfinder Bancorp, Inc. director, officer or employee, or a member of their immediate family. Immediate family includes spouse, parents, siblings and children who live in the same house as the director, officer or employee.

Section (7) – Maximum Purchaser Identification. Check the box, if applicable. Failure to check the box will result in you not receiving notification in the event the maximum purchase limit(s) is/are increased. If you checked the box but have not subscribed for the maximum amount in the subscription offering, you will not receive this notification.

Section (8) – Associates/Acting in Concert. Check the box, if applicable, and provide the requested information. Attach a separate page if necessary.

Section (9) – Stock Registration. Clearly PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to your order, including a stock ownership statement. Each Stock Order Form will generate one stock ownership statement, subject to the stock allocation provisions described in the Prospectus. IMPORTANT: Subscription rights are non-transferable. If placing an order in the Subscription Offering, you may not add the names of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. A Social Security or Tax ID Number must be provided. The first number listed will be identified with the stock for tax reporting purposes. Listing at least one phone number is important in the event we need to contact you about this form. NOTE FOR FINRA MEMBERS (Formerly NASD): If you are a member of the Financial Industry Regulatory Authority (“FINRA”), formerly the National Association of Securities Dealers (“NASD”), or a person affiliated or associated with a FINRA member, you may have additional reporting requirements. Please report this subscription in writing to the applicable department of the FINRA member firm within one day of payment thereof.

(over)

PATHFINDER BANCORP, INC.

STOCK INFORMATION CENTER: 1-(877) ___-____

STOCK ORDER FORM INSTRUCTIONS – SIDE 2

Form of Stock Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock ownership statements. Beneficiaries may not be named on stock registrations. If you have any questions on wills, estates, beneficiaries, etc., please consult your legal advisor. When registering stock, do not use two initials – use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.” or “Mrs.” Check the one box that applies.

Buying Stock Individually – Used when shares are registered in the name of only one owner. To qualify in the Subscription Offering, the individual named in Section 9 of the Stock Order Form must have had an eligible deposit account at Pathfinder Bank at the close of business on March 31, 2013, June 30, 2014, or ______, 2014.

Buying Stock Jointly – To qualify in the Subscription Offering, the persons named in Section 9 of the Stock Order Form must have had an eligible deposit account at Pathfinder Bank at the close of business on March 31, 2013, June 30, 2014, or ______, 2014.

Joint Tenants – Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the sale of shares.

Tenants in Common – May be specified to identify two or more owners where, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the sale of shares.

Buying Stock for a Minor – Shares may be held in the name of a custodian for a minor under the Uniform Transfer to Minors Act. To qualify in the Subscription Offering, the minor (not the custodian) named in Section 9 of the Stock Order Form must have had an eligible deposit account at Pathfinder Bank at the close of business on March 31, 2013, June 30, 2014, or ______, 2014.

The standard abbreviation for custodian is “CUST.” The Uniform Transfer to Minors Act is “UTMA.” Include the state abbreviation. For example, stock held by John Smith as custodian for Susan Smith under the NY Uniform Transfer to Minors Act, should be registered as John Smith CUST Susan Smith UTMA-NY (list only the minor’s social security number).

Buying Stock for a Corporation/Partnership – On the first name line, indicate the name of the corporation or partnership and indicate the entity’s Tax ID Number for reporting purposes. To qualify in the Subscription Offering, the corporation or partnership named in Section 9 of the Stock Order Form must have had an eligible deposit account at Pathfinder Bank at the close of business on March 31, 2013, June 30, 2014, or ______, 2014.

Buying Stock in a Trust/Fiduciary Capacity – Indicate the name of the fiduciary and the capacity under which the fiduciary is acting (for example, “Executor”), or name of the trust, the trustees and the date of the trust. Indicate the Tax ID Number to be used for reporting purposes. To qualify in the Subscription Offering, the entity named in Section 9 of the Stock Order Form must have had an eligible deposit account at Pathfinder Bank at the close of business on March 31, 2013, June 30, 2014, or ______, 2014.

Buying Stock in a Self-Directed IRA (for trustee/broker use only) – Registration should reflect the custodian or trustee firm’s registration requirements. For example, on the first name line, indicate the name of the brokerage firm, followed by CUST or TRUSTEE. On the second name line, indicate the name of the beneficial owner (for example, “FBO John SMITH IRA”). You can indicate an account number or other underlying information and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including a stock ownership statement. Indicate the TAX ID Number under which the IRA account should be reported for tax purposes. To qualify in the Subscription Offering, the beneficial owner named in Section 9 of this form must have had an eligible deposit account at Pathfinder Bank at the close of business on March 31, 2013, June 30, 2014, or ______, 2014.

Section (10) – Acknowledgment and Signature(s). Sign and date the Stock Order Form where indicated. Before you sign, please carefully review the information you provided and read the acknowledgment. Verify that you have printed clearly and completed all applicable shaded areas on the Stock Order Form. Only one signature is required, unless any account listed in Section 4 requires more than one signature to authorize a withdrawal.

Please review the Prospectus carefully before making an investment decision. Deliver your completed Stock Order Form, with full payment or deposit account withdrawal authorization, so that it is received (not postmarked) before 2:00 p.m., Eastern Time, on ______________, 2014. Stock Order Forms may be delivered by using the enclosed postage paid Stock Order Reply Envelope, by overnight delivery to the Stock Information Center address on the front of the Stock Order Form, or by hand-delivery to Pathfinder Bank’s main office, located at 214 West First Street, Oswego, New York. Hand delivered stock order forms will only be accepted at this location. You may not deliver Stock Order Forms to our other banking offices. Please do not mail Stock Order Forms to Pathfinder Bank. We are not required to accept Stock Order Forms that are found to be deficient or incorrect, or that do not include proper payment or the required signature. Faxes or copies of this form are not required to be accepted.

OVERNIGHT DELIVERY can be made to the Stock Information Center address provided on the front of the Stock Order Form.

QUESTIONS? Call our Stock Information Center, toll-free, at 1-(877) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on bank holidays.